Ford F-Series Pickup Truck Sales Rise 15.0 Percent in August; Overall Ford Results Down 2.1 Percent

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AUGUST 2017 SALES

	Total Vehicle	Retail	Fleet	Truck	SUV	Car
U.S. Sales	209,897	164,067	45,830	96,619	65,626	47,652
Versus August 2016	-2.1%	-2.7%	-0.2%	9.3%	-11.3%	-8.6%

HIGHLIGHTS

- **Ford Motor Company's U.S. sales totaled 209,897 vehicles for August,** a decline of 2.1 percent
- **Fleet down 0.2 percent** on sales of 45,830 vehicles
- **August retail sales totaled 164,067 vehicles –** down 2.7 percent compared to a year ago
- **Ford F-Series sales totaled 77,007 trucks for August, a 15.0 percent gain.** Demand remains strong for high trim-level Super Duty trucks, with Lariat, King Ranch and Platinum accounting for 53 percent of retail sales last month. This, together with demand for Raptor, translates into a $3,400 gain in F-Series average transaction pricing versus 2016 – now $45,600 per vehicle
- **August marked the start of sales for the new 2018 Ford F-150.** Initial sales are strong for high series trucks
- **Ford Explorer and Expedition were up a combined 6.3 percent, at retail.** Explorer retail sales were up 6.1 percent while Expedition saw a gain of 7.6 percent; in both cases, an overall decline is the result of fleet order timing. Approximately 35 percent of Explorer retail sales were comprised of high series Limited, Sport and Platinum models in August
- **Lincoln Navigator retail sales increased 4.4 percent in August;** overall Navigator sales declined due to fleet order timing of the vehicle

About Ford Motor Company
Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 203,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*Average transaction pricing based on J.D. Power and Associates PIN data



"We continue to see customers choosing high trim-level F-Series trucks for Super Duty and with new 2018 F-150 orders. We are seeing high demand overall for our F-Series lineup this year, outpacing full-size truck segment growth 2 to 1 with a 15 percent increase for August."

Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

KEY VEHICLES



Ford F-Series Super Duty

Customers continue to favor high series Super Duty pickups. Last month, average transaction pricing for Super Duty moved above $55,000 per truck – a $5,500 increase. This is $7,000 more than the average transaction pricing of the luxury segment, at $48,000.



2018 Ford F-150

Our new 2018 F-150 just went on sale. Order banks are showing 54 percent of customers requesting Lariat, King Ranch, Platinum and Limited series trucks, with 88 percent in SuperCrew and almost 60 percent equipped with our 3.5-liter EcoBoost® V6.



2018 Ford Explorer

Explorer retail sales rose 6.1 percent last month. We're seeing continued growth, particularly in the larger east coast markets, with Boston sales increasing 10 percent, Philadelphia up 21 percent and a gain of 18 percent in the country's largest SUV market – the New York area.



2018 Lincoln Navigator

Our all-new Lincoln Navigator arrives in dealerships later this year. Current orders are showing strong demand for our highest series Navigator, with more than 75 percent comprised of Black Label and Reserve – the two highest trim levels in the Lincoln lineup.

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August 2017 Sales

AUGUST 2017 INVENTORY/FLEET RESULTS

FORD MOTOR COMPANY

AUGUST 2017

	August 2017		August CYTD	
Fleet Segment	Percent of Total Sales	YOY Change	Percent of Total Sales	YOY Change
Rental	2.1%	(2.3) points	12.2%	(0.7) points
Commercial	12.8%	1.7 points	12.0%	(0.6) points
Government	6.9%	1.0 points	6.3%	(0.2) points
Total Fleet	21.8%	0.4 points	30.6%	(1.5) points

	August 2017		July 2017		August 2016	
Gross Stock (incl. in-transit)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	150,309	85	151,945	79	153,204	76
SUVs	183,080	75	174,801	61	179,729	63
Trucks	297,412	83	290,078	90	307,034	90
Total	630,801	81	616,824	77	639,967	78

	August 2017		July 2017		August 2016	
Dealer Stock (on ground)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	125,340	71	126,429	65	122,938	61
SUVs	149,048	61	147,876	52	148,164	52
Trucks	244,166	68	257,025	79	264,016	78
Total	518,554	67	531,330	66	535,118	65

CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com

August 2017 Sales